Exhibit 99.1

   Akeena Solar Announces Fourth Quarter and Year-End 2006 Results

   Fourth Quarter 2006 Revenue Reaches $4.5 Million, 87% over Fourth
                             Quarter 2005

     Reiterates 2007 Annual Revenue Guidance of Approximately 125%
                           Growth over 2006


    LOS GATOS, Calif.--(BUSINESS WIRE)--March 29, 2007--Akeena Solar, Inc. (OTCBB:AKNS), a leading designer and installer of solar power systems, today announced results for the fourth quarter and year ended December 31, 2006.

    Barry Cinnamon, CEO of Akeena, stated, "Executing on our strategy to be the leading residential and small commercial solar power designer and integrator in the U.S., we are increasing our pace of installations, expanding our reach to new locations, and strengthening the company. During November and December, our revenue exceeded our expectations due to favorable installations conditions in California. As a result, fourth quarter 2006 revenue of $4.5 million grew 25 percent over third quarter 2006 and 87 percent over fourth quarter 2005. 2006 revenue of $13.4 million increased 86 percent over our 2005 revenue."

    The solar industry is experiencing explosive growth because consumers are drawn to the environmental benefits of solar power and the economics are favorable. According to SolarBuzz, the solar industry's revenue is expected to increase from $10.6 billion in 2006 to between $18.6 billion and $31.5 billion in 2011.

    Cinnamon continued, "Looking ahead, we believe increasing awareness of the benefits of solar power and decreasing solar power system prices will drive top-line growth for Akeena. If the Securing America's Energy Independence Act - which would substantially increase tax credits for solar power systems - passes, we expect demand to increase even more. To take advantage of the growth in the industry, in the past six months we have opened two more offices in California and intend to expand into new locations where the climate for solar power is favorable. Additionally, we have strengthened our management team with marketing and sales experts Isabelle Christensen and Steve Daniel, respectively."

    Quarter Ended December 31, 2006 compared to Quarter Ended December
31, 2005

    Net sales for the fourth quarter of 2006 were $4.5 million, an increase of 87 percent, compared to $2.4 million in net sales in the fourth quarter of 2005. Gross profit for the fourth quarter 2006 was $855,000, or 19 percent of sales, compared to $459,000, or 19 percent of sales, in the fourth quarter of 2005. Net loss for the fourth quarter of 2006 was $1.2 million, or $0.07 per share, compared to net income of $63,000 or $0.01 per share, in the fourth quarter of 2005.

    Year Ended December 31, 2006 compared to Year Ended December 31,
2005

    For the year ended December 31, 2006, net sales were $13.4 million and gross profit was $3.0 million, or 23 percent of sales. This compares to 2005 net sales of $7.2 million and gross profit of $1.6 million, or 22 percent of sales. 2006 net loss was $1.8 million, or $0.16 per share, compared to 2005 net income of $1,900, or $0.00 per share. Cash and cash equivalents at December 31, 2006 were $992,000.

    Financial Highlights

    -- Raised approximately $4.1 million of gross proceeds in a private investment in public equity offering in March.

    -- Secured a $2.0 million accounts receivable and inventory based line of credit with Comerica Bank in February.

    Corporate Highlights

    -- Installed approximately 610 kilowatts in the fourth quarter, compared to approximately 260 kilowatts for the same period last year. Installed approximately 1,700 kilowatts in 2006, compared to approximately 890, kilowatts in 2005.

    -- Formed an advisory board in March to counsel management on a wide range of strategic issues, including business development and growth as well as economic, political and cultural initiatives. Members include Joe Abrams, consultant, and Steve Westly, CEO and founder of The Westly Group and former controller and CFO of the State of California.

    -- Steve Daniel was named Vice President of Sales in February. He has over 26 years in sales for technology companies including BEA Systems, Exodus Communications, Silicon Graphics, Sun Microsystems and Digital Equipment Corporation. Daniel holds a B.S. in Industrial Engineering and Operations Research from the University of Massachusetts at Amherst.

    -- Opened Orange County, CA office in January to be a hub for southern California sales and installations.

    --  Teamed with PG&E to light up the Californian Governor's
        January 2007 "Green Dream" inaugural using a 3 kilowatt solar system installed by Akeena along with biodiesel and purchased carbon credits.

    -- Barry Cinnamon was reelected in December as president of the California Solar Energy Industries Association (CALSEIA) for a one-year term.

    -- Isabelle Christensen joined as Vice President of Marketing in November. She has over 15 years of consumer marketing expertise, previously working in Western Europe, Asia and Northern California for companies such as Hewlett Packard, PureWhite, BCD Holdings, Match.com and Ask.Com. Christensen received her PhD in Marketing and Consumer Psychology from University of London & Universite de Toulouse.

    --  Opened Fresno, CA office in October to serve the Central
        Valley.

    Outlook

    For 2007, management anticipates revenue to increase approximately 125 percent over 2006 revenue of $13.4 million. As revenue from new offices are expected to ramp throughout the year, management anticipates revenues to be greater in the later half of 2007 than the first half of the year. For the first quarter 2007, management expects revenue to increase over 100 percent compared the first quarter 2006 revenue of $2.5 million.

    Conference Call Information

    Akeena Solar will host an earnings conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) today to discuss its fourth quarter 2006 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

    The call is being webcast and can be accessed from the "Investor Relations" section of the company's Web site at www.akeena.net. If you do not have Internet access, please dial 866-356-3093 in the U.S. International callers should dial 617-597-5381. The passcode is 60627615. If you are unable to participate in the call at this time, the webcast will be archived on the company's Web site. In addition, a telephonic replay will be available for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 888-286-8010. International callers should dial 617-801-6888. The passcode is 65844034.

    About Akeena Solar, Inc.

    Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's Web site at www.akeena.net

    Safe Harbor

    Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "plans" "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

    CONTACT: Akeena Solar, Inc.
             Barry Cinnamon, President and CEO, 888-253-3628 bcinnamon@akeena.net
             OR
             Lippert/Heilshorn & Associates
             Kirsten Chapman or Mary Magnani, 415-433-3777 (IR) mmagnani@lhai.com